Exhibit 99.1
Paychex to Acquire SurePayroll
Acquisition of online payroll provider further expands Paychex growth opportunity in small business, Software-as-a-Service market
Rochester, NY (December 9, 2010) – Paychex, Inc. (NASDAQ:PAYX), a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses, today announced it has entered into an agreement to acquire SurePayroll, Inc., the nation’s leading provider of Software-as-a-Service (SaaS) payroll processing for small businesses. SurePayroll, a privately held company founded in 2000, serves approximately 30,000 small businesses with its easy-to-use, online payroll product.
The acquisition combines SurePayroll’s next-generation, web-based payroll platform with Paychex’s 40 years of payroll experience and world-class customer service, and provides small businesses access to a SaaS-based technology that allows customers to process payroll in minutes, anytime or anywhere, using a web browser or iPhoneTM application.
“We are excited to have SurePayroll join the Paychex family,” says Martin Mucci, Paychex president and CEO. “This acquisition helps Paychex expand further into a new segment of the online market for small business - a fast-growing part of the market that we believe will continue to thrive.”
Converting businesses that today do their payroll manually to a full-service Paychex payroll product or a self-service, online solution represents a significant growth opportunity for Paychex, as there are millions of businesses in the U.S. with fewer than five employees each currently doing their payroll manually.
“As some small businesses get more comfortable doing business online, and as they demand more control, convenience, and online product functionality, we believe the ‘new manual’ method of doing payroll will be the online model Paychex can now offer through SurePayroll,” Mucci says. “We have the full range of alternatives, depending on the level of interaction a customer wants. For those who prefer more control, the SurePayroll model provides that. For those customers who want a high level of personal interaction with a dedicated payroll specialist, we offer that, too. Quality customer service is a fundamental part of Paychex and SurePayroll, and always will be.”
“We are excited for our customers, channel partners, employees, and small businesses everywhere. This is a great combination of strengths,” says Michael D. Alter, SurePayroll president. “SurePayroll is the leader in SaaS-delivered payroll for small business, and Paychex is an experienced leader in the outsourcing of payroll, human resources, and benefits. With the help of Paychex’s resources, SurePayroll will continue building upon and accelerate our leadership position in the self-service, SaaS payroll space.”

In addition to marketing its SaaS-based product suite directly to small businesses, SurePayroll has a leading position with a variety of channel partners, including some of the nation’s foremost banking institutions, such as Citibank, Harris Bank, and SunTrust Bank. The financial institutions provide the SurePayroll offerings to their small business customers through private-label and referral agreements.
“The bank channel is very important to Paychex, and it represents another area of significant growth opportunity for us. Paychex values SurePayroll’s relationships, and they will remain in place,” Mucci says.
The transaction is expected to close by the end of calendar 2010 and is subject to regulatory review and other customary closing conditions. SurePayroll will be operated as a wholly owned subsidiary of Paychex. Michael Alter will continue to serve as president of SurePayroll.
About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex and our products, visit www.paychex.com.
About SurePayroll
SurePayroll is dedicated to providing a simple, convenient, and accurate online payroll service for small business owners. Tens of thousands of customers rely on SurePayroll to process payroll on demand in as few as two minutes. SurePayroll has received numerous prestigious awards for its innovative technology and outstanding customer service, including recognition from PC Magazine, Inc. 500, Accounting Today, and the American Business Awards.
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Media Contact:
Paychex:
Laura Saxby Lynch
Paychex, Inc.
Corporate Communications Director
585-383-3074
lsaxbylynch@paychex.com